January 14, 2003

IDS Life Insurance Company of New York
20 Madison Avenue Extension
Albany, New York 12203


Gentlemen:

This opinion is furnished in connection with Post-Effective Amendment No. 4 to the registration by IDS Life Insurance Company of New York of a Flexible Premium Variable Life Insurance Policies ("VUL IV-NY/VUL IV ES-NY policies"), File No.333-44644, under the Securities Act of 1933. The prospectus included on Form S-6 in the post-effective amendment to the registration statement describes the Policy. I am familiar with the VUL IV-NY/VUL IV ES-NY policies, the Post-effective amendment, the registration statement and the exhibits thereto. In my opinion, the illustrations of Death Benefits, Policy Values, and Surrender Values included in the section of the prospectus entitled "illustrations", under the assumptions stated in that section, are consistent with the provisions of the VUL IV-NY/VUL IV ES-NY policies.

I hereby consent to the use of this opinion as an exhibit to the post-effective amendment to the registration statement and to the reference of my name under the heading "Experts" in this prospectus.

Very truly yours,


/s/ Mark Gorham
-----------------------------
    Mark Gorham, F.S.A., M.A.A.A.
    Vice President - Insurance Product Development
    Minneapolis, Minnesota
    January 14, 2003